Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

HOUSTON, April 28, 2005 —Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2005 net income of $324 million, or $0.93 per diluted share.  Net income in the first quarter 2004 was $258 million, or $0.83 per diluted share.  For the first quarter of 2005, net income adjusted for special items was $357 million, or $1.02 per diluted share.  For the first quarter of 2004, net income adjusted for special items was $250 million, or $0.80 per diluted share.

Earnings Highlights

	Quarter ended March 31
(Dollars in millions, except per diluted share data)	2005	2004

Net income adjusted for special items*	$357	$250
Adjustments for special items (After tax):
Gain (loss) on U.K. long-term gas contracts	(33)	8

Net income	$324	$258

Net income adjusted for special items* - per diluted share	$1.02	$0.80
Net income — per diluted share	$0.93	$0.83
Revenues and other income	$13,010	$10,693
Weighted average shares, in thousands - diluted	348,645	311,685

* See page 5 for a discussion of net income adjusted for special items.

Key First Quarter Events

•                    Strengthened Exploration and Production Business

-                   Petronius back online and at full pre-Hurricane Ivan production rates

-                   Equatorial Guinea condensate expansion project ramped up to full production

-                   Equatorial Guinea liquefied petroleum gas (LPG) expansion project commissioning continues on track for mid-year start-up

-                   Alvheim development offshore Norway on schedule with all remaining major contracts awarded during first quarter

-                   Vilje Plan of Development and Operation (PDO) approved by Norwegian Government

-                   Continued to deliver exploration success with three discoveries

•                    Strengthened MAP Assets

-                   Achieved record first quarter refinery throughput rates

-                   Continued industry leading growth of same store merchandise sales

-                   Recently announced agreement to purchase Ft. Lauderdale, Florida, light products terminal will enhance MAP’s refined products distribution network

•                    Advanced Integrated Gas Strategy

-                   Equatorial Guinea liquefied natural gas (LNG) project construction continues on schedule

-                   Integrated Technology Project at Port of Catoosa, Oklahoma, gas-to-liquids (GTL) demonstration plant moving forward to further develop gas commercialization technology

“Our first quarter results were positively influenced by a number of key factors including continued high oil and natural gas prices, solid production from our upstream business, record refinery throughputs, and a strong refining and wholesale marketing margin,” said Clarence P. Cazalot, Jr., Marathon president and CEO.  “In addition, each of the business segments within Marathon’s fully integrated structure continued to make progress in executing our strategies that are delivering sustainable value growth.”

Segment Results

Total segment income was $772 million in first quarter 2005, compared with $528 million in first quarter 2004.

	1st Quarter Ended March 31
(Dollars in millions)	2005	2004
Segment Income
Exploration & Production
United States	$305	$306
International	250	158
E&P Segment Income	555	464
Refining, Marketing & Transportation	210	49
Integrated Gas	7	15
Segment Income**	$772	$528

** See Preliminary Supplemental Statistics on page 8 for a reconcilement of segment income to income from operations as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $555 million in first quarter 2005, compared to $464 million in first quarter 2004.  The increase was primarily due to higher liquid hydrocarbon and natural gas prices, partially offset by lower liquid hydrocarbon and natural gas sales volumes in the current quarter.

United States upstream income was $305 million in first quarter 2005, compared to $306 million in first quarter 2004.  Higher liquid hydrocarbon and natural gas prices and business interruption insurance recoveries of $46 million related to Hurricane Ivan storm-related damage claims were offset by lower liquid hydrocarbon and natural gas sales volumes.  These lower volumes resulted primarily from storm-related downtime at Petronius and Camden Hills in the Gulf of Mexico and natural field declines.

International upstream income was $250 million in first quarter 2005, compared to $158 million in first quarter 2004.  The increase is primarily a result of higher liquid hydrocarbon and natural gas prices.

Marathon continues to estimate its 2005 production available for sale will average between 325,000 and 350,000 barrels of oil equivalent per day, excluding the effect of any acquisitions or dispositions.  Reported volumes are based upon sales volumes which may vary from production available for sale primarily due to the timing of liftings of certain of the company’s international liquid hydrocarbon volumes.

	1st Quarter Ended March 31
	2005	2004
Key Production Statistics
Sales
United States — Liquids (mbpd)	71.6	91.8
United States — Gas (mmcfpd)	570.3	701.4
International — Liquids (mbpd)	91.5	92.1
International — Gas (mmcfpd)	455.2	434.9
Total Sales (mboepd)	334.0	373.3

A key contributor to Marathon’s first quarter upstream performance was strong overall production available for sale during the quarter which, at an average of approximately 347,000 boepd, slightly exceeded previous guidance of between 330,000 and 340,000 boepd.  Reported crude oil and natural gas sales during the quarter averaged 334,000 boepd.  This period’s variance between production available for sale and reported sales volumes is primarily attributable to the timing of liquid hydrocarbon liftings from the company’s operations in Gabon and the UK.

Also during the first quarter, Marathon’s production operations benefited from the restart of the Petronius platform in the Gulf of Mexico following extensive repairs necessitated by damage caused by Hurricane Ivan.  Petronius came back online in early March, quickly ramping up to pre-Ivan levels of approximately 25,000 net boepd.

In addition, the company’s condensate expansion project in Equatorial Guinea ramped up to full production, with total liquids production averaging approximately 47,000 gross barrels per day (bpd) for the quarter (26,500 net to Marathon), but exiting March at a rate of approximately 62,000 gross bpd (35,000 net to Marathon).  Commissioning of the Equatorial Guinea LPG expansion project continued during the first quarter with start-up on schedule for mid-year.  With the LPG expansion at full production, total Equatorial Guinea liquids production is expected to exceed 80,000 gross bpd.

Sales volumes in Russia also improved during the quarter averaging approximately 24,000 bpd compared to approximately 16,000 bpd during the same period in 2004.  The increase is a result of the East Kamennoye development program.

In Norway, Marathon made progress in advancing the Alvheim development with the award of the two remaining major contracts for conversion of the MST Odin to a floating production, storage and offloading (FPSO) vessel.  At this time, all the major contracts for the Alvheim development have been placed. MST Odin hull modifications have been initiated and development drilling will commence in the third quarter of 2005.  Project development is on schedule with first production expected in 2007.  In addition, the nearby Vilje field received PDO approval from the Norwegian Government.  Vilje will be tied back to Alvheim and will also begin producing in 2007.

Marathon also announced two discoveries in Angola during the quarter.  The Palas-1 and Ceres-1 discoveries are both located on Block 31 offshore Angola and mark the fifth and sixth deepwater discoveries the company has announced on the Block.  The Palas-1 and Ceres-1 wells are located approximately 37 and 20 miles southeast, respectively, of the planned Northeast Development Area and provide the potential for a second development area on Block 31.  In addition, Marathon is currently participating in a well on the Juno Prospect.  Marathon holds a 10 percent interest in Block 31.

In the Gulf of Mexico, Marathon participated in the Stones well, in which it holds a 15 percent working interest, located on Walker Ridge Block 508.  The well has reached total depth and encountered hydrocarbons in the Lower Tertiary section.  Marathon and its partners are currently analyzing data from the well to determine next steps.

Refining, Marketing and Transportation

Downstream segment income was $210 million in first quarter 2005 versus segment income of $49 million in first quarter 2004.  The improvement was primarily due to a higher refining and wholesale marketing margin and increased refinery throughputs.  Marathon Ashland Petroleum LLC (MAP) benefited from wider sweet/sour crude differentials in general and was able to run more sour crudes during the period, taking advantage of the substantial discounts on these feedstocks.  In addition, as a result of a relatively light maintenance schedule during the first quarter, MAP crude oil throughput was 17 percent higher than the same 2004 period.  During the quarter MAP achieved record first quarter crude runs that averaged 922,200 bpd, with total throughput averaging a first quarter record of 1,093,600 bpd.  This strong operating performance positioned the company to help meet rising demand for motor fuels, while capturing the benefits of the strong refining margins in the Midwest and Gulf Coast during the quarter.

During the first quarter, MAP recorded a $73 million charge for crack spread derivative contracts, approximately $61 million of which related to mark-to-market losses on derivative contracts primarily for #2 high sulfur fuel oil crack spreads that expire over the remainder of 2005.

	1st Quarter Ended March 31
	2005	2004
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	922.2	788.6
Other Charge and Blend Stocks (mbpd)	171.4	196.2
Total Refinery Inputs (mbpd)	1,093.6	984.8
Refined Product Sales Volumes (mbpd)	1,369.7	1,307.3
Refining and Wholesale Marketing Margin ($/gallon)	$0.0685	$0.0344

During the quarter, Speedway SuperAmerica LLC (SSA) continued to realize strong same store merchandise sales with an increase of approximately 11.5 percent.  SSA also increased same store gasoline sales volume by 1.2 percent when compared to the first quarter of 2004.

MAP continued to make progress on its Detroit refinery expansion project during the quarter.  This $300 million project, which remains on schedule for completion during the fourth quarter of this year, will increase the refinery’s crude processing capacity from 74,000 bpd to 100,000 bpd and enable it to meet the Federal Tier II low-sulfur fuels regulations which become fully effective in 2006.

MAP also announced an agreement with Motiva Enterprises LLC to purchase a terminal in Ft. Lauderdale, Florida. The 388,000 barrel light product terminal will increase MAP’s storage capacity at Ft. Lauderdale by more than 70 percent, enabling MAP to better serve the growing Florida market, improve logistics, and add flexibility to its product sourcing.  The transaction is expected to close in June 2005.

Integrated Gas

Integrated gas segment income was $7 million in first quarter 2005 compared with $15 million in first quarter 2004. The decrease was due to mark-to-market changes in the value of derivatives used to support gas marketing activities, partially offset by increased earnings from Marathon’s equity investment in the AMPCO methanol plant in Equatorial Guinea.  During the first quarter, the methanol plant operated at a 94 percent on-stream factor and prices have remained strong averaging nearly $260 per ton during the quarter.

Marathon’s integrated gas activities during the quarter were marked by continued progress in constructing the company’s LNG project in Equatorial Guinea.  Project expenditures totaled approximately $675 million as of March 31, 2005.  Construction remains on schedule with first shipments of LNG expected in late 2007.

Also during the quarter, Marathon took delivery of two cargos of LNG under its long term delivery rights at the Elba Island (Georgia) regasification terminal.  In the second half of 2005, the company will begin taking delivery of LNG at Elba Island under terms of a supply agreement reached with BP Energy Company last year under which BP will supply Marathon with 58 billion cubic feet of natural gas per year, as LNG, for a minimum period of five years.

Following the successful demonstration of GTL technology at Marathon’s and Syntroleum Corporation’s Port of Catoosa (Oklahoma) GTL facility last year, Marathon intends to further develop this important technology through an Integrated Technology Project (ITP).  The ITP, also at the Port of Catoosa, will combine higher efficiency syngas processing and liquid products treatment with the Syntroleum FT reactor.    This project will build upon last year’s successful demonstration with the objective of producing ultra-clean, low-sulfur fuels from stranded and flared natural gas at a range of economic plant sizes.

Marathon and its partners have been advised by Qatar’s Energy Minister that the company’s proposed Qatar GTL project will be delayed.  The principal reason for the delay is Qatar Petroleum’s desire to ensure that they manage the giant North Field gas resources in the most effective manner and they are currently reviewing their long-term gas production delivery plans.  In addition, they are examining the industry’s capacity to manage the design and construction of the large number of gas projects in a compressed time frame in a single location, which Marathon believes to be a reasonable and responsible approach.  Despite this delay, Marathon remains committed to fully exploring the potential of GTL technology.  Additionally, the company continues to examine a variety of gas projects to apply the company’s GTL technology package, as well as compressed natural gas and methanol processes which are ready for commercial application.

The company will conduct a conference call today, April 28, 2005, at 2 p.m. EDT during which it will discuss first quarter results, as well as the modified agreement Marathon and Ashland Inc. have reached regarding Marathon’s purchase of Ashland’s interest in MAP announced earlier this morning.  To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through May 12, 2005. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items”, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations.  A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, future exploration and drilling activity, the Alvheim/Vilje development, an LPG expansion project, a LNG project, the Detroit refinery expansion project, and the proposed acquisition of a Ft. Lauderdale terminal. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the exploration and drilling activities and the Alvheim/Vilje development include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Some factors that could affect the LPG expansion project include unforeseen problems arising from construction and unforeseen hazards such as weather conditions.  Factors that could affect the LNG project include unforeseen problems arising from construction, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions.  The Detroit refinery expansion project could be affected by unforeseen problems arising from construction, availability of materials and labor, and unforeseen hazards such as weather conditions.  Factors that could affect the acquisition of the terminal include satisfaction of closing conditions.  The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114

	Howard Thill	713-296-4140

Condensed Consolidated Statement of Income (unaudited)

	1st Quarter Ended March 31
(Dollars in millions, except per diluted share data)	2005	2004

Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$9,840	$8,392
Revenue from matching buy/sell transactions	2,809	2,045
Sales to related parties	283	215
Income from equity method investments	40	27
Net gains on disposal of assets	11	2
Other income	27	12
Total revenues and other income	13,010	10,693

Costs and Expenses:
Cost of revenues (excludes items shown below)	7,692	6,435
Purchases related to matching buy/sell transactions	2,832	2,065
Purchases from related parties	56	31
Consumer excise taxes	1,084	1,052
Depreciation, depletion and amortization	323	299
Selling, general and administrative expenses	260	222
Other taxes	105	83
Exploration expenses	34	28
Total costs and expenses	12,386	10,215

Income from Operations	624	478
Net interest and other financial costs	32	38
Minority interest in income (loss) of:
Marathon Ashland Petroleum LLC	70	17
Equatorial Guinea LNG Holdings Limited	(1)	—

Income before Income Taxes	523	423
Provision for income taxes	199	165

Net Income	$324	$258

Net income
Per share - basic	$0.94	$0.83
Per share - diluted	$0.93	$0.83

Dividends paid per share	$0.28	$0.25

Weighted average shares, in thousands
Basic	346,006	310,196
Diluted	348,645	311,685

Preliminary Supplemental Statistics (unaudited)

	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2005	2004

Income from Operations
Exploration & Production
United States	$305	$306
International	250	158
E&P Segment Income	555	464
Refining, Marketing & Transportation(a)	210	49
Integrated Gas(b)	7	15
Segment Income	$772	$528
Items not allocated to segments:
Administrative Expenses	$(91)	$(64)
Gain (loss) on U.K. long-term gas contracts	(57)	14
Income From Operations	$624	$478
Capital Expenditures
Exploration & Production	$293	$172
Refining, Marketing & Transportation(a)	134	135
Integrated Gas(b)	126	35
Corporate	1	2
Total	$554	$344
Exploration Expense
United States	$17	$8
International	17	17
Total	$34	$25
Operating Statistics
Liquid Hydrocarbon Sales (mbpd)(c)
United States	71.6	91.8

Europe	31.2	45.0
Other International	24.1	16.1
West Africa	36.2	31.0
Total International	91.5	92.1
Worldwide	163.1	183.9
Natural Gas Sales (mmcfd)(c)(d)
United States	570.3	701.4

Europe	371.8	358.6
West Africa	83.4	76.3
Total International	455.2	434.9
Worldwide	1,025.5	1,136.3
Total Sales (mboepd)	334.0	373.3

Preliminary Supplemental Statistics (unaudited) (continued)

	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2005	2004

Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$38.47	$29.74

Europe	45.34	31.10
Other International	24.79	17.71
West Africa	43.23	29.48
Total International	39.10	28.22
Worldwide	$38.82	$28.98

Natural Gas ($ per mcf)
United States	$4.95	$4.71

Europe	5.05	4.14
West Africa	.24	.24
Total International	4.17	3.46
Worldwide	$4.60	$4.23

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$38.47	$28.09

Europe	45.34	30.11
Other International	24.79	17.59
West Africa	43.23	29.48
Total International	39.10	27.71
Worldwide	$38.82	$27.90

Natural Gas ($ per mcf)
United States	$4.92	$4.66

Europe(e)	5.05	4.14
West Africa	.24	.24
Total International	4.17	3.46
Worldwide	$4.59	$4.20

Preliminary Supplemental Statistics (unaudited) (continued)

	1st Quarter Ended March 31
(Dollars in millions, except as noted)	2005	2004

MAP

Refinery Runs (mbpd)
Crude Oil Refined	922.2	788.6
Other Charge and Blend Stocks	171.4	196.2
Total	1,093.6	984.8

Refined Product Yields(mbpd)
Gasoline	576.3	552.2
Distillates	291.5	234.8
Propane	19.2	19.8
Feedstocks and Special Products	116.4	108.0
Heavy Fuel Oil	32.8	26.8
Asphalt	72.0	57.0
Total	1,108.2	998.6

Refined Product Sales Volumes(mbpd)(f)	1,369.7	1,307.3
Matching buy/sell volumes included in refined product sales volumes (mbpd)	80.3	79.6
Refining and Wholesale Marketing Margin(g)(h)	$0.0685	$0.0344

Speedway SuperAmerica LLC
Number of SSA retail outlets	1,659	1,773
SSA Gasoline and Distillate Sales(i)	745	763
SSA Gasoline and Distillate Gross Margin(g)	$0.1058	$0.1145
SSA Merchandise Sales	$560	$521
SSA Merchandise Gross Margin	$143	$132

(a)	Includes MAP at 100%. RM&T segment income includes Ashland’s 38% interest in MAP of $76 million and $18 million in the first quarter 2005 and 2004.
(b)	Includes Equatorial Guinea LNG Holdings at 100%.
(c)	Amounts reflect sales after royalties, excluding the U.K. and Ireland where amounts are before royalties.
(d)	Includes gas acquired for injection and subsequent resale of 20.5 mmcfd and 22.0 mmcfd in the first quarter 2005 and 2004.
(e)	Excludes the effects of the U.K. long-term gas contracts that are accounted for as derivatives.
(f)	Total average daily volumes of all refined product sales to MAP’s wholesale, branded and retail (SSA) customers.
(g)	Per gallon
(h)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(i)	Millions of gallons